Exhibit (c) 1


                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES




--------------------------------------
                                      :
IN THE MATTER OF THE JOINT PETITION OF:
FIRSTENERGY CORP. AND JERSEY          :
CENTRAL POWER & LIGHT COMPANY,        :   STIPULATION OF SETTLEMENT
doing business as GPU ENERGY,  FOR    :
APPROVAL OF A CHANGE IN  OWNERSHIP    :   DOCKET NO.  EM00110870
AND ACQUISITION OF CONTROL OF A NEW   :   OAL DOCKET NO. PUCOT  01585-01N
JERSEY PUBLIC UTILITY AND OTHER RELIEF:
                                      :
--------------------------------------:



            WHEREAS, FirstEnergy Corp., an exempt public utility holding company organized under the laws of the State of Ohio ("FirstEnergy"), and Jersey Central Power & Light Company, a New Jersey electric public utility doing business as GPU Energy ("JCP&L") (FirstEnergy and JCP&L, collectively, "Joint Petitioners"), filed a Joint Petition with the New Jersey Board of Public Utilities ("Board" or "BPU"), under BPU Docket No. EM00110870, seeking approval of the proposed change in ownership and acquisition of control of JCP&L (the "Merger") pursuant to an Agreement and Plan of Merger dated as of August 8, 2000 between FirstEnergy and GPU, Inc. ("GPU"), the parent holding company of JCP& L; and

            WHEREAS, on February 5, 2001, the Board referred the Joint Petition to the Office of Administrative Law ("OAL") for hearings as a contested case in accordance with the provisions of the Administrative Procedure Act, N.J.S.A. 52:14B-1 et seq.; and

            WHEREAS, the other parties in this proceeding are the Staff of the Board, the Division of the Ratepayer Advocate, PECO Energy Company d/b/a Exelon Energy, Independent Energy Producers of New Jersey, New Jersey Business Users, PJM Interconnection, LLC ("PJM"), The NewPower Company, Mid-Atlantic Power Supply Association, Co-Steel, Inc., Shell Energy Services Company and Enron Corp. (collectively, with Joint Petitioners, the "Parties"); and

            WHEREAS, the OAL assigned an Administrative Law Judge ("ALJ") and the ALJ conducted two public hearings and four days of evidentiary hearings, on April 30, May 3, 7 and 8, 2001, during which over 1,100 pages of testimony were transcribed and over 100 exhibits were moved into evidence. Sixteen witnesses offered testimony. Post hearing briefing was completed on June 4, 2001; and

            WHEREAS, subsequent to the hearings, the ALJ urged the parties to enter into settlement negotiations so as to present the Court with a stipulation of mutually acceptable conditions of merger approval. Joint Petitioners have met with all active parties on several occasions and further have participated in numerous discussions and meetings with individual parties; and

            WHEREAS, Joint Petitioners have also reached agreement with PJM as to the wording of a merger condition which describes the steps involved in any potential future effort of JCP&L to withdraw its transmission assets from PJM operational control, which agreement has been filed with the Court; and

            WHEREAS, Joint Petitioners and certain other parties have developed a comprehensive list of conditions of merger approval, as set forth in Attachment A hereto, which would be acceptable to them, which conditions address in a reasonable fashion the overwhelming majority of concerns raised by Parties in this proceeding about the impact of the proposed merger on JCP&L and its customers, and have executed this Stipulation (the "Signatory Parties"); and

            WHEREAS, the proposed merger has been approved by the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Pennsylvania Public Utility Commission, and the New York State Public Service Commission, among others; and

            WHEREAS, the Merger will not in any way affect the Board's continuing jurisdiction over the adequacy and reliability of customer service provided by JCP&L,

            NOW, THEREFORE, for and in consideration of the terms and conditions herein, the Signatory Parties executing this Stipulation HEREBY STIPULATE AND AGREE as follows:

            1. Board Order. It is a condition of this Stipulation that the Board
               ----------
adopt a final Order approving the Merger and this Stipulation without change or further conditions. It is the further condition of this Stipulation that the Merger be consummated. Should the Board fail to adopt a final Order approving the Merger and this Stipulation, or should the Merger not be consummated for any reason, then this Stipulation shall be deemed null and void and of no force and effect. In the event either condition is not satisfied for any reason, then neither the existence of this Stipulation nor its provisions shall be disclosed or utilized by any Signatory Party or person for any purpose whatsoever, including in this or any other proceeding.


            2.   Conditions of Merger.  The conditions of merger agreed to
                 --------------------
by the Signatory Parties are set forth in Attachment A hereto, and are included herein as if fully written.


            3.   Reasonableness of Stipulation.  The Signatory Parties agree
                 -----------------------------
that this Stipulation represents a reasonable balance of the competing interests involved in this proceeding. Based upon their review of the record and the agreements reflected in this Stipulation, the Signatory Parties are satisfied that the statutory criteria for approval of petitions involving acquisitions of control and transfer of controlling stock ownership of a New Jersey public utility, set forth in N.J.S.A. 48:2-51.1, N.J.S.A. 48:3-10, and N.J.A.C. 14:1-5.10 have been satisfied. More particularly, the Signatory

Parties agree that the record herein and the conditions of the Merger set forth in Attachment A support the findings and conclusions that the Merger will not have an adverse impact on competition, on the rates of affected ratepayers, on the employees of JCP&L or on the provision of safe and adequate utility service at just and reasonable rates. Attachment A, hereto, is organized by headings based on these four criteria and also includes a grouping of additional public interest conditions. Certain of these conditions pertain to more than one of the statutory criteria and parenthetical references at the end of those conditions identify the additional criteria that they help satisfy. The Signatory Parties further agree that consummation of the merger with the conditions set forth in Attachment A hereto supports a Board finding that the Merger is not contrary to the public interest and therefore should be approved.


            4.    Termination.  Notwithstanding anything to the contrary set
                  -----------
forth herein, upon the occurrence of any of the following events this Stipulation shall terminate:


                  (a) if the Board issues a decision disapproving the Stipulation; or

                  (b) if the Board issues a written order approving this Stipulation subject to any condition or modification of the terms set forth herein which a Signatory Party adversely affected, in its discretion, finds unacceptable. Such Signatory Party shall serve notice of unacceptability on the Parties within three (3) business days following receipt of such Board order. Absent such notification, the Signatory Parties shall be deemed to have waived their respective rights to object to the acceptability of such conditions or modifications contained in the Board order, which shall thereupon become binding on all Signatory Parties; or

                  (c)  if for any reason the Merger is not consummated.

            5.  Expeditious  Board Approval.  Each Signatory Party agrees to use
                ---------------------------
its best efforts to ensure that this Stipulation will be submitted to the OAL for approval as soon as possible. Each Party also agrees to use its best efforts to obtain the approval by the OAL of this Stipulation without modification or condition and to urge the Board to issue its written order approving this Stipulation and the Merger as soon as practicable.


            6.  Waiver  of  Rights  of  Appeal.  Subject  to  paragraph  4, each
                -----------------------------
Signatory Party specifically waives any right it may have to seek rehearing of or to appeal an order by the Board approving this Stipulation in the manner provided for herein.


            7.    Reservations.
                  -------------
                  (a) It is specifically understood and agreed that this Stipulation represents a negotiated compromise resolution which shall be binding on the Signatory Parties (and their successors and/or assigns) and that, except as provided herein, no Signatory Party, nor any other person shall be deemed to have approved, accepted, agreed, or consented to any principle underlying or supposed to underlie the Stipulation except as contemplated in Attachment A.

                  (b) Additionally, no Signatory Party shall be deemed to have waived its litigation rights and positions in the event this Stipulation is not approved by the Board as submitted to the Board without modification or condition, or in the event the Merger is not consummated. Although binding as between and among the Signatory Parties, this Stipulation represents a negotiated compromise and, therefore, this Stipulation may not be cited as precedent for or against any Party in any other proceeding except as contemplated in Attachment A.

                  (c) The Signatory Parties further request that the Board specifically recognize that the unique resolution of this proceeding shall apply only to this case and that any similar future cases shall be reviewed by the Board on an individual basis and that the terms of this Stipulation shall not necessarily be used as a reasonable resolution of any similar future cases.

                  (d) It is specifically understood and agreed that this Stipulation is an integral settlement and that the various parts hereof are not severable without upsetting the balance of consideration achieved among the Signatory Parties.

            8.  Amendments.  This  Stipulation  may not be  amended  except by a
                ----------
written instrument executed by each of the Signatory Parties. Each Signatory Party may, only by an instrument in writing, waive compliance by any other Signatory Party with any term or provision of this Stipulation. The waiver by any Signatory Party of a breach of any term or provision of this Stipulation shall not be construed as a waiver of any subsequent breach.


            9.    Counterparts.  This Stipulation may be executed in any
                  ------------
number of counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Signatory Parties.


            10.   Governing Law. This Stipulation shall be governed by and
                  -------------
construed in accordance with the laws of the State of New Jersey.


            11.   Assignments.    This Stipulation shall be binding upon
                  -----------
and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Stipulation nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any Signatory Party without the prior written consent of the other Parties.


            12.   No Third Party Beneficiaries.  Nothing herein expressed or
                  ----------------------------
implied shall be construed to give any person other than the Signatory Parties (and their successors and permitted assigns) any legal or equitable rights hereunder.


            13.   Captions.  The subject headings of the sections of this
                  --------
Stipulation are inserted solely for the purpose of convenient reference and are not intended to, nor shall they, affect the meaning of any provision of this Stipulation.


            14.   Notices.  Any notice, request, demand or statement which
                  -------
any Signatory Party may give to any other Party pursuant to the terms of this Stipulation shall be in writing and shall be considered as duly delivered as of the date and time actually received by the other Party by personal delivery, facsimile or other electronic transmission, registered or certified mail (postage prepaid) or nationally recognized overnight courier service, addressed to said Party's counsel of record in this proceeding.


            15.   Entire Agreement.  This Stipulation is submitted to the
                  ----------------
Board for approval as a whole. If a Signatory Party is adversely affected by a modification or condition to the Stipulation and provides timely notice in accordance with Paragraph 4, then the Stipulation shall be ineffective and void.

            IN WITNESS WHEREOF, each Signatory Party hereto has caused its duly authorized officer or representative to execute and deliver this Stipulation as of August , 2001.


FirstEnergy Corp.                   Jersey Central Power & Light Company,
                                    doing business as GPU ENERGY


By:---------------------------      By:--------------------------------
      Edward K. Dehope                    Marc B. Lasky
      Riker, Danzig, Scherer,             Thelen Reid & Priest LLP
        Hyland & Perretti, LLP


Staff of the New Jersey             Blossom A. Peretz, Esq., Ratepayer
Board of Public Utilities             Advocate
                                    N.J. Division of the Ratepayer Advocate


By:---------------------------      By:--------------------------------
      Joseph Quirolo
      Deputy Attorney General             Deputy Ratepayer Advocate


Independent Energy Producers of     Shell Energy Services Co., LLC
New Jersey


By:---------------------------      By:--------------------------------
      Andrew L. Indeck                    Steven S. Goldenberg
      Scarinci & Hollenbeck, LLC          Greenbaum, Rowe, Smith, Ravin,
                                            Davis & Himmel LLP


The NewPower Company                Co-Steel Sayreville, Inc.


By:---------------------------      By:--------------------------------
      Murray E. Bevan                     John H. Conway
      Courter, Kobert, Laufer & Cohen     Brickfield, Burchette, Ritts &
                                            Stone PC






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




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

                                                                  Exhibit (c) 1
                                                                  Attachment A


                        FIRSTENERGY SETTLEMENT AGREEMENT
                        --------------------------------


COMPETITION
-----------

1. FirstEnergy agrees that JCP&L will: (a) transact business with FirstEnergy's generation and marketing affiliates in the same manner as JCP&L transacts business with unaffiliated competitive generators and marketers; (b) provide no preferences to such affiliates; and (c) provide no competitive information to such affiliates that is not provided on the same basis and contemporaneously to such unaffiliated entities. Notwithstanding the above, it is understood and agreed that FirstEnergy's service corporation or its wholesale trading function will provide JCP&L with research and analyses concerning energy markets and pricing, energy risk management support and related services which research and analyses will not be related to and will not promote FirstEnergy's generation business or trading operations. FirstEnergy will procure power for JCP&L provided, however, that in procuring power for JCP&L: (i) FirstEnergy shall only use designated individuals who are not purchasing or selling power, natural gas or financial instruments for its competitive affiliates, and who are employees of an organization which is separate from FirstEnergy generation or trading, which may be JCP&L, in which employees or their managers receive no compensation as the result of sales of power achieved by FirstEnergy, except incentives provided through overall corporate goals and not directly through sale of power except as such sales affect earnings per share; (ii) that employees who purchase power for JCP&L shall operate in an area that is physically distinct from the wholesale trading function (i.e., separated by floor, wing or other building); and (iii) such purchases will be made specifically on behalf of JCP&L which will have its own identified supply portfolio. Additionally, FirstEnergy and JCP&L agree that JCP&L's utility load forecasting will be performed by groups separate and independent of the trading function. FirstEnergy also agrees that it will not, directly or indirectly, convey any preference regarding the purchase of energy for JCP&L to its competitive affiliates through GPU's Pennsylvania electric utilities or through FirstEnergy's service corporation.

2. FirstEnergy agrees that it will operate its generation, marketing and trading functions distinct from JCP&L's transmission and distribution business as separate corporate entities with separate cost accounting, separate operating staffs below senior officer level, and locations for operating personnel that are physically separated by address, floor, or wing of building.

3. FirstEnergy and JCP&L agree that any transfer by JCP&L of competitive information from JCP&L to any generation, marketing or trading affiliate of FirstEnergy will also contemporaneously be made available to non-affiliated generators/suppliers, including competitive information regarding viable locations for development of generation projects, the status of internal policies on transmission and distribution issues, data and analysis of customer growth and new customers, customer transfers to other electric power suppliers, natural gas intra-state pipeline issues and natural gas supply issues.

      Such   dissemination   shall   be  made  via  a   public   posting   on  a
      nondiscriminatory basis.

4. FirstEnergy and JCP&L agree that JCP&L will provide no preference to the FirstEnergy generation function in the evaluation of and contracting for transmission interconnection construction and services.

5. FirstEnergy and JCP&L agree that JCP&L will provide no competitive information to FirstEnergy's generation function related to JCP&L's operations, or the operations, output or expansion of any non-utility generation. FirstEnergy will assure that its trading group does not receive competitively sensitive information from JCP&L regarding NUGs through the measures identified in paragraph 1 above.

6.    FirstEnergy  and  JCP&L  agree  that  they will  implement  standards  and procedures consistent with the terms of this settlement and also consistent with Board policies, standards and regulations, to prevent preferences and improper flow of information between JCP&L and FirstEnergy, including FirstEnergy's service corporation and its generation or marketing affiliate(s). FirstEnergy and JCP&L will include these principles and procedures in their employee operating procedures and other appropriate documents, copies of which will be provided to the Board within six months of merger closing. FirstEnergy will assure that periodic compliance training of employees will be conducted so that employees are fully informed of the commitments herein and the associated restrictions on their activities as employees.

7. FirstEnergy and JCP&L agree that JCP&L will procure its net power supply requirements for basic generation service customers in a manner that provides no preference to First Energy's present or future owned generation, any generation addition (expansions or new generation) it may be planning, its trading group, or its retail marketing group(s).

8. FirstEnergy and JCP&L agree that JCP&L or other affiliate will provide notice to the Signatory Parties via counsel of record herein of the filing with the FERC of any power purchase agreements (or agreement renewals) between FirstEnergy generation affiliates and JCP&L for power sales of longer than 90-days duration. The Signatory Parties reserve the right to argue that said purchases are subject to Board review.

9. The provisions of this agreement shall apply to any successor companies to FirstEnergy involved in the same or similar business activities involving JCP&L.

10. FirstEnergy agrees that the provisions in paragraphs 1 through 9 above related to preventing subsidy, improper transfer of information or preference of FirstEnergy's competitive affiliates by JCP&L shall also apply so as to prevent FirstEnergy's service corporation from acting as the intermediary for any such subsidy, improper transfer of information or preference.

11. FirstEnergy agrees that disputes concerning alleged violations of paragraphs 1-10 above may be submitted for resolution to the Board, which has jurisdiction over the terms of the Stipulation and which shall have authority to take such action as it deems appropriate, consistent with applicable law.

RATES TO CUSTOMERS AND FINANCIAL INTEGRITY
------------------------------------------

12. In order to assure that customers receive the benefits of future merger savings, regardless of whether such cost-of-service savings are actually achieved, FirstEnergy agrees to reduce JCP&L's deferred balance by $300,000,000. JCP&L will write-off such amount effective as of the receipt of the final regulatory approval for the merger and the Joint Petitioners shall provide the Board's Divisions of Audits and Energy with the proposed form of appropriate journal entries within 10 days of the issuance of the Board order approving the merger. These journal entries and the subsequent accounting treatment are subject to Board approval. If the merger is not consummated for any reason, then no adjustment to the deferred balance as set forth above shall be made.

      The parties agree, and further recommend that in its order the Board should expressly find, that such $300,000,000 represents anticipated merger savings, net of all merger-related costs other than those set forth in Exhibit 1 hereto, referenced below, which are being flowed through early to the benefit of the customers, and accordingly JCP&L customers will already have received the benefit of at least a portion of merger savings through the up-front reduction of the deferred balance referred to above.

      With respect to the rate proceeding contemplated in JCP&L's Restructuring Order to be filed on or before August 2002 for the purpose of establishing JCP&L's rates following expiration of the transition period on July 31, 2003 (the "2002 base rate case"), the Signatory parties agree that JCP&L's test year for purposes of the 2002 base rate case shall be the calendar year 2002, with the initial filing to contain forecasted 2002 data which will be updated for actuals during the course of the proceedings.

13. FirstEnergy agrees that, in connection with the 2002 base rate case and in all subsequent rate cases, appropriate pro forma adjustments to the test year will be made by JCP&L, as necessary, to ensure that any costs related to goodwill, merger transaction costs (i.e., investment banker and attorneys fees associated with the merger agreement), the acquisition premium and executive separation costs (i.e., "golden parachutes" listed on pages 62-63 of the Proxy), which costs are listed in full on Exhibit 1 to this Agreement, will not be used to reduce merger savings and will not be included in JCP&L's test-year cost of service or otherwise charged to JCP&L's customers for ratemaking purposes.

14. FirstEnergy agrees that it will not subject JCP&L's customers to any financial costs, risks or consequences from subsidiaries Ohio Edison, Pennsylvania Power, or any other of FirstEnergy's nuclear or fossil generation operations (i.e., non-JCP&L facilities and contracts), including decommissioning costs for nuclear generation units and environmental remediation, compliance and mitigation costs (together with penalties, if any) for all current FirstEnergy generation units.

15. Paragraph 14 shall not apply to costs of competitively purchased power that are subject to the Board's subsequent review and approval.

16. JCP&L further agrees to file, in all future base rate cases, its case using two alternative capital structures. One of the alternatives will be a consolidated capital structure based on the capital structure that is maintained by FirstEnergy (the holding company). The second alternative will be a stand alone JCP&L capital structure. The parties to future base rate cases will be free to argue for the benefits of using either capital structure for ratemaking purposes or another alternative.

17. JCP&L shall maintain a capital structure, dividend policy, and use its best efforts to achieve financial target ratios consistent with investment grade debt ratings as reported by Moody's Investors Service and Standard & Poor's. Any lowering of these debt ratings, resulting in the debt instruments of FirstEnergy and JCP&L falling below investment grade, shall be reported to the Board and the Ratepayer Advocate. FirstEnergy and JCP&L shall report to the Board and Ratepayer Advocate any post-merger changes in dividend policy as they occur. The Board may exercise its authority to review in detail the capital structure, including the costs of debt and equity, of JCP&L. In addition, if JCP&L experiences a credit downgrade by any of the major rating agencies after consummation of the Merger, it must be reported to the Board, including an analysis of the cost impact to the utility, within 30 working days of the downgrade. Furthermore, a reduction in JCP&L's credit rating below investment grade could trigger a Staff recommendation to the Board for a focused management audit.

18. FirstEnergy agrees to file a petition for approval of a service company agreement and related cost allocations with the Board pursuant to N.J.S.A. 48:3-7.1 at the same time it makes its related filing with the SEC. FirstEnergy further agrees to submit to the jurisdiction of the Board as provided for by law for subsequent cost allocation issues/changes and to not assert SEC preemption.

19. If FirstEnergy and JCP&L desire to move JCP&L's accounting records from Reading, PA, they will obtain Board approval. Any such request would include commitments as to access to the records, etc., that currently apply to the records in Reading as articulated by the Board in its Order in BPU Docket No. EE97010014 dated May 28, 1997. FirstEnergy agrees that JCP&L shall maintain its books and records in accordance with the Board-approved Uniform System of Accounts or as otherwise prescribed by the Board. In addition:

      a. FirstEnergy and JCP&L agree that post merger JCP&L will provide and/or make ready for review for the Board and its Staff any or all of its original accounting books and records, upon request, within twenty (20) working days unless otherwise specified by the Board.

      b. Post-merger FirstEnergy agrees to make its books and records available to the Board and its Staff to the extent that they pertain to the operations of JCP&L.




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


      c. Post-merger FirstEnergy agrees to provide computer access and/or the printed results of all activities related to operations of JCP&L.

      d. Post-merger FirstEnergy agrees to either provide any or all of the books and records of JCP&L and the records of FirstEnergy related to JCP&L's operation at an acceptable location within New Jersey or pay all travel and travel related expenses incurred by the Board or its Staff in the performance of the regulatory duty.

      e. FirstEnergy agrees that JCP&L will notify the Board of any material change in the administration, management or condition of the books and records and related documentation of JCP&L, which notice shall be sent to the Board Secretary and Directors of the Board Divisions of Energy and Audits within twenty days of the event.

      f. Joint Petitioners acknowledge N.J.S.A. 48:2-16.4 et seq. and agree to allow the Board's Staff to conduct various focused audits, management audits or reviews of JCP&L or FirstEnergy or any of its subsidiaries (with respect to FirstEnergy's or such subsidiary's transactions with JCP&L) as part of its continuing monitoring of JCP&L commencing no sooner than one year after the Board's Final Order approving the Merger.

      g.    Joint   Petitioners  agree  to  prepare  and  maintain  an  itemized breakdown of the various merger and merger related costs on a sub-account or transaction basis with supporting detail. Upon request, post-merger FirstEnergy agrees to provide copies and/or make available for inspection by Board's Division of Audits, the original record(s) of any or all of the aforementioned costs. The total cost, related summaries and supporting detail will be complete and available to the Board's Division of Audits no later than one year following the date of the Board's Final Order approving the Merger.

      h. Joint Petitioners agree to file a report with the Board fully describing the post-merger corporate structure and various corporate relationships in sufficient detail to allow the Board's Division of Audits Staff to effectively monitor all affiliate relationships that include JCP&L as a party. The books, records and supporting details of the affiliate transactions will be made available to the Board's Staff upon request. In addition, the Joint Petitioners agree to perform a comparative analysis of the affiliate relations standards applicable to FirstEnergy, GPU and JCP&L in Ohio, Pennsylvania and New Jersey and the methods by which FirstEnergy, GPU and JCP&L are complying with these varying standards, the results of which will be filed with the Board within six (6) months following the Board's Final Order approving the merger.

      i. Joint Petitioners agree to an annual audit of the JCP&L deferred balance.

      j. Upon request, JCP&L will make available to Board's Division of Audits, for review in JCP&L's offices, copies of all internal JCP&L audits and internal audits of JCP&L's affiliates pertaining to transactions with JCP&L.

      k. Subject to execution, where appropriate, of acceptable confidentiality agreements, copies of the U.S. federal income tax returns of FirstEnergy, GPU, Inc. and JCP&L or any other entity consolidated with any of these companies for the purposes of federal income taxes shall be made available to the Ratepayer Advocate and the Board to the extent that the Board determines that the information contained therein is necessary to resolve any regulatory or financial issues impacting JCP&L. This provision shall not impair the rights of any of the parties in any other proceeding.

20. FirstEnergy and JCP&L agree that JCP&L will honor all JCP&L customer service and non-utility generation contracts in accordance with the terms of those contracts.

21. Post-merger JCP&L will make a good faith effort to renegotiate long-term energy supply contracts with NUGs in order to mitigate stranded costs and will report the status of such negotiations to the Board and Ratepayer Advocate on a quarterly basis.

22. FirstEnergy agrees to cooperate with the Ratepayer Advocate, Board Staff and other Signatory Parties in a good faith effort to develop a tariff applicable to interconnection of distributed generation.

23. Until implementation of low-income customer assistance plans by the Board in its pending Universal Service Fund proceeding (Docket No. EX00020091), which plans shall supersede the provisions of this paragraph, JCP&L agrees to implement a low-income customer assistance pilot plan ("PIP Pilot") similar to the plan that GPU's Pennsylvania utilities offer. The PIP Pilot shall initially be applicable to customers with incomes at or below 175% of poverty level, and, subject to the first sentence of this paragraph, will be implemented over a two-year period. Funding requirements will not exceed $2 million during 2002 and $3.5 million during 2003, which shall be funded by JCP&L through July 31, 2003. The PIP Pilot shall be discontinued effective August 1, 2003 unless the net program costs, including any arrearage forgiveness costs, shall be included in the societal benefits charge (SBC), or other acceptable cost recovery mechanism, and recovered from customers prospectively commencing August 1, 2003. JCP&L will work with the Ratepayer Advocate and Board Staff to develop the specific details and requirements of the PIP Pilot. Implementation of the PIP Pilot will not reduce the shopping credits during the transition period or reduce expenditures already included in JCP&L's existing social benefits expenditures including but not limited to contributions to NJ SHARES and will not impact JCP&L's obligations under the Board's Final Decision & Order, dated March 9, 2001, in the Board's Comprehensive Resource Analysis proceeding (Docket Nos. EX99050347, EX99050348), as the same may be amended or modified.

24. JCP&L will make available to schools and libraries within its service territory, that the New Jersey Department of Education identifies as deficient, technology improvement grants in the total amount of $1 million. The amounts made available under this program will be dispersed during the first 12 months following consummation of the merger.

EMPLOYEES
---------

25. FirstEnergy has provided on a confidential basis to Board Staff and the Ratepayer Advocate a detailed (although preliminary) plan delineating the post-merger organization of the Northern and Central Regions by job title and function. Although the final organization will not be determined until or about the time of consummation of the Merger, FirstEnergy commits that the staffing of such JCP&L regional organizations in terms of numbers of positions, responsibility, authority and functions will be almost totally unaffected by the Merger. More particularly, FirstEnergy has represented that as a result of the merger and over the next several years, it is anticipated that approximately 1,250 employee positions will be eliminated or consolidated as a result of the merger. Of that total, depending on severance package acceptance, as well as the location of personnel with virtual offices and other factors, it is anticipated that between 185 and 225 of those positions will be within JCP&L's or GPU's operations in New Jersey over the twelve months following consummation of the merger, and that between 250 and 300 of the positions ultimately eliminated will be within JCP&L's or GPU's New Jersey operations. FirstEnergy also has provided on a confidential basis to Board Staff and the Ratepayer Advocate the preliminary plan outlining the proposed structure of JCP&L's current rates, legislative, regulatory and customer choice functions and the Executive Office of Consumer Advocacy. FirstEnergy further commits that an adequate number of positions staffed with people familiar with New Jersey's and JCP&L's rates, regulatory, reliability, engineering and labor relations matters shall be maintained. Within 60 days of merger closing, FirstEnergy will provide final organization charts for JCP&L's Northern and Central Regions to Board Staff and the Ratepayer Advocate.

26. FirstEnergy and JCP&L agree that JCP&L will honor all JCP&L pre-merger contracts, agreements, collective bargaining agreements and commitments which apply to current or former employees of JCP&L as well as all present obligations to employees from pre-existing pensions and retirement benefits, whether presently vested or contingent, as they become due.

27. FirstEnergy agrees to honor the Memorandum of Agreement ("MOA") contract extension with JCP&L's bargaining unit employees (approximately 1600 employees) that through October 2004 protects against involuntary layoffs and provides for increases in compensation and benefits. FirstEnergy further agrees that, to the extent deemed necessary by regional management, it shall backfill, through employees and/or contractors, JCP&L's regional service reliability employees who may either retire or voluntarily resign through October 2004, so that the appropriate staffing level is maintained to assure safe, adequate and proper service. Regional management will have the responsibility to maintain staff at district offices sufficient to maintain reliability and service in compliance with Board requirements and orders.

28. Corporate and administrative employees of JCP&L whose positions are eliminated within 18 months of merger closing will either be offered employment elsewhere within FirstEnergy or will receive the enhanced severance package, including outplacement assistance.

29. FirstEnergy agrees that it will take no action following the consummation of the merger that would reduce the accrued pension benefits of any GPU employee. FirstEnergy further agrees that, in accordance with the requirements of the Employee Retirement Income Security Act ("ERISA"), it will continue to utilize pension assets for the exclusive purpose of providing accrued benefits to participants (including GPU employees) and their beneficiaries in accordance with the terms of the applicable pension plan.

SERVICE
-------

30. FirstEnergy will use its best efforts to implement its Power Systems Institute training program for linemen and other skilled electrical workers in JCP&L's territory, tailored to meet the specific needs of JCP&L's service territory.

31. FirstEnergy will maintain two New Jersey regional headquarters for JCP&L, staffed by an adequate number of senior-level regional decision-makers who are familiar with New Jersey and in-state issues. FirstEnergy will provide, within thirty days of merger closing a description of the function and authority of Regional Presidents to demonstrate the accountability of such positions for ensuring customer satisfaction and reliable service. Regional presidents in charge of service quality and reliability and their regional directors will be located in New Jersey. Post-merger, FirstEnergy's board of directors initially will comprise 16 directors with 10 to be designated by FirstEnergy's current board of directors and six to be designated by GPU's current board of directors as stated at page 12 of the Joint Petition.

32. FirstEnergy will assure that any merger-related staffing reductions in JCP&L's unionized distribution system operation and maintenance group will be made in conformance with the Board's May 1, 2000 Order (Docket No. EA99070485) and June 6, 2001 Order (Docket No. EX99070483), which require, among other things, that prior to implementation of reductions in unionized transmission and distribution employees, JCP&L shall submit to the Board a detailed study of transmission and distribution work programs, labor hour requirements and gap analysis of reliability requirements versus resource adequacy. That study shall demonstrate that "further workforce reductions will not adversely impact overall reliability performance including SAIFI, CAIDI, inspection and maintenance schedules and power quality." Additionally, pursuant to the Board's Order in Docket No. EX99070483, dated June 6, 2001, FirstEnergy agrees that it will not offer any enhanced retirement package or plan (VERP, etc.) to JCP&L's service reliability unionized employees (lineman, substation/network employees, etc.) through October 2004.

33. FirstEnergy is committed to improving JCP&L's reliability and customer service performance. JCP&L will continue its programs in compliance with the Board's Phase I, Phase II and Phase III Orders entered in its outage and reliability investigations (BPU Dkt. Nos. EX99100763, EA99070485 and EX99070483), and will be subject to and follow the Board's Interim Electric Distribution Service Reliability and Quality Standards, set forth at N.J.A.C. 14:5-7. FirstEnergy is committed to working with the Board toward promulgation of appropriate final reliability standards and to supporting JCP&L in its efforts to meet these standards. FirstEnergy agrees that JCP&L will follow all other reliability directives from previous Board orders applicable to it. FirstEnergy agrees that JCP&L will keep up with its three year reliability improvement work plan as presented to Board Staff and complete this program by the end of year 2002, and that JCP&L will maintain sufficient employee and contractor workforce levels to enable it to comply with these commitments. JCP&L will continue to meet with Board Staff to review and modify the work plan to assure that the proposed projects are the most appropriate to assure customer reliability. This will allow for adjustments to be made in light of the dynamic nature of the electric system, changing customer needs and developing technology. The plan includes utility infrastructure improvements such as upgrading of transmission/subtransmission and distribution lines, adding transformer capacities at the substations, installing additional distribution capacitors and conducting circuit reliability analysis. The plan also includes various infrastructure inspection and maintenance programs. JCP&L will continue its aggressive transformer maintenance program and reporting to the Board consistent with the June 6, 2001 Board Order. JCP&L will report its CAIDI and SAIFI numbers on a quarterly basis and will conduct periodic internal audits of its maintenance practices in accordance with the June 6, 2001 Order, and will provide copies of the audits to Board Staff. JCP&L will continue its Community Connection Program. JCP&L agrees that it will discuss with Board Staff any proposal to consolidate, relocate or close an existing district office (which is an office to which work crews report) in New Jersey prior to implementation.

34. FirstEnergy and JCP&L will retain the existing six New Jersey customer payment centers (i.e., walk-in offices where customers can pay bills) for a period of at least 5 years. At any time, should FirstEnergy or JCP&L seek to relocate any such center or centers to another location in New Jersey, FirstEnergy and JCP&L will fully comply with the notice and approval requirements of N.J.A.C. 14:3-5.1 and with any other applicable statute, law, regulation or Board order.

35. FirstEnergy will implement its circuit reliability index program in JCP&L's service territory. This reliability index is a blended calculation utilizing CAIDI, SAIDI, SAIFI, substation lockouts, and momentary interruptions (MAIFI) to evaluate the overall circuit performance. By identifying individual circuits that are not meeting FirstEnergy's standards, analyzing these circuits monthly to identify root causes of the performance, and targeting specific reliability improvement projects where they are needed, FirstEnergy will focus its reliability efforts in a manner consistent with the expectations of its customers. This program is in addition to FirstEnergy's and JCP&L's commitment that JCP&L will comply with the Board's Interim Electric Distribution Service Reliability and Quality Standards set forth at N.J.A.C. 14:5-7.

36. FirstEnergy and JCP&L agree that JCP&L will attend and fully participate in a series of meetings designed to focus JCP&L's reliability efforts in a manner consistent with the expectations of its customers and to mark and review progress in improving reliability in New Jersey. The meetings will be convened by Board Staff and will also be attended by the Ratepayer Advocate. The participants will meet at least four times between the approval of the merger and June 30, 2002. Discussion areas will include JCP&L's Service Reliability and Quality Index Program, the Company's progress in improving restoration, the Company's Community Connections program and customer performance indicators.

37. FirstEnergy will commit its resources and workforce to directly and quickly address JCP&L storm restoration problem areas on a priority basis over non-FirstEnergy companies.

38.   Regarding JCP&L's relationship with PJM post-merger:

      a. FirstEnergy agrees not to withdraw JCP&L's transmission assets from the operational control of PJM unless the merged company, or such subsidiary or affiliate thereof, has first applied for and obtained authorization by order of the Board, and such petition shall be granted only upon an affirmative showing that, at a minimum, a withdrawal would ensure the continued provision of safe, adequate and proper service to the citizens and businesses of the State and would promote reliability and competitive markets. Notice of the filing of any such petition with the Board will be provided to the Ratepayer Advocate and the other parties to this proceeding. FirstEnergy further agrees that these conditions are binding on the successors and assigns of the merged company and upon any buyer of any of JCP&L's transmission assets.

      b. At least 90 days prior to filing a petition to withdraw JCP&L's transmission assets from the operational control of PJM pursuant to paragraph a. above, FirstEnergy shall enter into a process at PJM with PJM and other stakeholders to attempt to resolve issues and concerns and thereby stay within the operational control of PJM. Such 90-day period shall be extended for such reasonable time as may be necessary to accommodate submission and acceptance of any tariff or rule change which may result from such 90-day process.

      c.    FirstEnergy will defend the merger conditions agreed to in paragraph
            a. above against any challenges to such conditions or their enforceability before any administrative body or court of competent jurisdiction.

      d. FirstEnergy will not withdraw JCP&L's transmission assets from the operational control of PJM for five years from the date the Board of Public Utilities approves the proposed merger. Subsequent to the five year period referenced within this subparagraph, the provisions of subparagraph (a) above shall apply.

39. On or before approval of the merger, FirstEnergy will provide Board Staff with a copy of or description of the collection policies that will be used by JCP&L after the merger to the extent that they are different than JCP&L's current practices. In any event, FirstEnergy's policies as implemented by JCP&L with respect to collections will comply with applicable Board regulations with respect to collections practices.

40. FirstEnergy commits that New Jersey will receive at least equal or, where appropriate, additional funding priorities as compared with Pennsylvania and Ohio with regard to electric system upgrades, capital projects, staffing and maintenance programs in the new corporate structure.

41. Within 90 days after merger closing, FirstEnergy will provide Board Staff with the location of the call centers that will be used for JCP&L customers when calling the Company. All call center operations no matter where situated will be staffed by representatives trained and capable to provide customers with at least the same quality of customer service as they do today. Such representatives will be trained and be familiar with JCP&L's service territory issues, New Jersey regulations, Board policy, JCP&L tariffs and the New Jersey Customer Choice Program. JCP&L agrees to notify the Board and Ratepayer Advocate at least 90 days prior to relocation of any such call center.

ADDITIONAL PUBLIC INTEREST CONSIDERATIONS
-----------------------------------------

42. FirstEnergy will assure that JCP&L post-merger will comply with all Board Orders.

43. JCP&L will continue to play an important role in the economic growth of New Jersey and will continue to support the local communities it serves, as a responsible corporate citizen. To further underscore its commitment to the local communities, FirstEnergy agrees to maintain, for at least three years after the merger, and substantially at current aggregate levels, JCP&L charitable commitments to the communities served by JCP&L. Thereafter, FirstEnergy will make charitable commitments in those communities at levels substantially similar to the level of charitable commitments in communities served by FirstEnergy's existing subsidiaries.

44. SEC regulations restrict registered holding company investments in exempt wholesale generators (EWGs) and foreign utility companies (FUCOs) to 50% of consolidated retained earnings in the absence of specific SEC authorization to exceed that level. In order to accommodate existing GPU, Inc. investments in EWGs and FUCOs and existing and anticipated FirstEnergy investments in EWGs (FirstEnergy is in the process of moving its generating assets into EWGs), and in light of the accounting for the merger, which will result in consolidated retained earnings for the merged entity of approximately $1 billion, an increase in the SEC authorization is required so that the merged entity will not be in violation of the SEC rules upon merger closing and will have some flexibility going forward. The SEC requires input from affected state commissions in considering requests for such increased authorization. The Signatory Parties hereby request the

      Board to support FirstEnergy's application to secure authority from the SEC to permit FirstEnergy investments in EWGs and FUCOs up to 500% of consolidated retained earnings.

45. Within 60 days of closing, Joint Petitioners will develop and submit for review by Board Staff and the Ratepayer Advocate a Customer Information Program designed to inform customers of the transaction, the continued oversight of the Board and the continuity of customer service procedures of JCP&L.

46. The Board of Directors of FirstEnergy Corp. will adopt a resolution authorizing or ratifying the execution of the Stipulation by FirstEnergy.

47. As part of the Stipulation, a principal of Deloitte Consulting L.P. will deliver the Certification regarding merger savings estimates attached hereto as Exhibit 2.

48. Upon execution of the Stipulation, Anthony Alexander, President of FirstEnergy Corp., will deliver Certifications regarding merger savings estimates and employee levels attached hereto as Exhibits 3 and 4.

49. FirstEnergy agrees that an independent accounting firm of national reputation, other than Deloitte and Touche, will be retained to audit the regulatory books of JCP&L at a time determined by Board Staff. JCP&L will pay the fees of such audit, pursuant to N.J.S.A. 48:2-16.4, but the auditors will report to Board Staff.

50. FirstEnergy agrees that independent consultants/auditors will be retained to review, on one occasion at a time determined by Board Staff, compliance by FirstEnergy and JCP&L with this Stipulation and prior Board Orders. JCP&L will pay the fees of such review, pursuant to N.J.S.A. 48:2-16.4, but the auditors will report to Board Staff. Nothing herein shall limit the Board's right to require other audits in accordance with applicable law.

51. The commitments herein set forth are conditioned upon the Board approving this stipulation in full and without modification, and further upon consummation of the merger.